                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                                      and

                           INSIGNIA PROPERTIES TRUST






                          Dated as of October 1, 1998

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
ARTICLE I

THE MERGER

 .............................................................................2
                  Section 1.1        Structure of the Merger..................2
                  Section 1.2        The Merger...............................2
                  Section 1.3        Effects of the Merger.  .................3
                  Section 1.4        Effective Time of the Merger. ...........3

ARTICLE II

TREATMENT OF SHARES

 .............................................................................3
                  Section 2.1        Effect of the Merger on IPT Shares.......3
                  Section 2.2        Surrender of Certificates................8
                  Section 2.3        Closing of Transfer Books; Etc.  ........9
                  Section 2.4        Fractional Shares.  .....................9
                  Section 2.5        No Other Rights.  ......................10

ARTICLE III

THE CLOSING..................................................................10
                  Section 3.1        Closing.................................10

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF IPT........................................10

                  Section 4.1        Organization and Qualification of IPT...10
                  Section 4.2        Organization and Qualification of IPLP..11
                  Section 4.3        Capitalization..........................11
                  Section 4.4        Authority; Non-Contravention............11
                  Section 4.5        Tax Matters.............................12

                  Section 4.6        Vote Required...........................12
                  Section 4.7        AMIT Merger.............................12
                  Section 4.8        Opinion of Financial Advisor............12
                  Section 4.9        Brokers.................................12


ARTICLE V

REPRESENTATIONS AND WARRANTIES OF AIMCO

 ............................................................................13
                  Section 5.1        Organization and Qualification..........13
                  Section 5.2        Capitalization..........................13
                  Section 5.3        Authority; Non-Contravention;
                                       Required Filings......................14
                  Section 5.4        Reports and Financial Statements........15
                  Section 5.5        Absence of Certain Changes or Events....16
                  Section 5.6        Registration Statement, Information
                                       Statement/Prospectus and
                                       Schedule 13E-3........................16
                  Section 5.7        No Vote Required........................16
                  Section 5.8        Tax Matters.............................16
                  Section 5.9        Brokers.................................17
                  Section 5.10       Absence of Inducement...................17

ARTICLE VI

ADDITIONAL AGREEMENTS

 ............................................................................18
                  Section 6.1        IPT and IPLP Distributions..............18
                  Section 6.2        Registration Statement, Information
                                       Statement/Prospectus and
                                       Schedule 13E-3.  .....................19
                  Section 6.3        Regulatory Matters......................20
                  Section 6.4        Shareholder Approval. ..................20
                  Section 6.5        Vote of IPT Shares Owned by AIMCO.......20
                  Section 6.6        Public Announcements....................21
                  Section 6.7        Expenses................................21
                  Section 6.8        Further Assurances. ....................21
                  Section 6.9        Transfer Taxes..........................21
                  Section 6.10       IPT Trustees and Officers...............21

                  Section 6.11       Modification of Form of Transaction.....22
                  Section 6.12       Indemnification.........................23
                  Section 6.13       Insurance. .............................25
                  Section 6.14       Conduct of IPT's Business Pending the
                                       Effective Time........................25

ARTICLE VII

CONDITIONS

 ............................................................................27
                  Section 7.1        Conditions to Each Party's Obligation
                                       to Effect the Merger..................27
                  Section 7.2        Additional Conditions to Obligation
                                       of IPT to Effect the Merger...........27
                  Section 7.3        Additional Conditions to Obligation
                                       of AIMCO to Effect the Merger.  ......28

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

 ............................................................................29
                  Section 8.1        Termination.............................29
                  Section 8.2        Effect of Termination...................30
                  Section 8.3        Amendment...............................33
                  Section 8.4        Waiver..................................34

ARTICLE IX

GENERAL PROVISIONS

 ............................................................................34
                  Section 9.1        Survival of Representations and
                                       Warranties.  .........................34
                  Section 9.2        Notices.  ..............................34
                  Section 9.3        Adjustment for Dilution.................35
                  Section 9.4        Entire Agreement........................35
                  Section 9.5        Assignment.  ...........................36
                  Section 9.6        GOVERNING LAW...........................36
                  Section 9.7        Interpretation.  .......................36
                  Section 9.8        Counterparts; Effect....................36
                  Section 9.9        Parties' Interest.......................36

                  Section 9.10       Enforcement.............................36
                  Section 9.11       Severability............................37
                  Section 9.12       Letter Agreement........................37
                  Section 9.13       Knowledge.  ............................37
                  Section 9.14       Breaches.  .............................37

                             INDEX OF DEFINED TERMS

                                                                          Page

Agreement ...................................................................1
AIMCO .......................................................................1
AIMCO Benefit Plans.........................................................14
AIMCO Board .................................................................1
AIMCO Charter ...............................................................3
AIMCO Class B Common Stock..................................................13
AIMCO Collar Price...........................................................3
AIMCO Common Stock...........................................................4
AIMCO Exchange Value.........................................................4
AIMCO Material Adverse Effect...............................................13
AIMCO OP ....................................................................1
AIMCO Preferred Stock.......................................................13
AIMCO Reference Period.......................................................4
AIMCO Reference Price........................................................4
AIMCO Required Filings......................................................15
AIMCO Restricted Shares......................................................7
AIMCO SEC Reports ..........................................................15
AIMCO Termination Reference Price...........................................31
AIMCO Termination Share Value...............................................31
AIMCO-nominated Trustees....................................................21
Alternative Proposal........................................................30
AMIT ........................................................................1
AMIT Merger .................................................................1
Cash Election Notice......................................................4, 7
Cash Percentage ..........................................................4, 7
Certificate .................................................................6
Closing ....................................................................10
Closing Date ...............................................................10
Code ........................................................................2
Control ....................................................................31
Controlled AIMCO Entity.....................................................31
Controlled IPT Entity.......................................................31
Conversion Ratio ............................................................4
Distribution Shortfall Amount................................................4
Effective Time ..............................................................3
Excess Distribution Amount...............................................4, 19
Exchange Act ...............................................................15
Exchange Fund ...............................................................8
Financial Institution.......................................................20

GAAP .......................................................................16
Governmental Authority......................................................15
HUD ........................................................................15
IFG .........................................................................1
IFG Agreement ...............................................................1
Indemnitee .................................................................23
Information Statement/Prospectus............................................19
Insignia Merger .............................................................1
IPLP Limited Partnership Agreement..........................................11
IPT .........................................................................1
IPT Board ...................................................................1
IPT Bylaws .................................................................10
IPT Charter ................................................................10
IPT Distribution Amount......................................................4
IPT Exchange Value...........................................................5
IPT Meeting Date ...........................................................20
IPT Preferred Shares........................................................11
IPT Security ...............................................................32
IPT Share Plan ..............................................................7
IPT Shareholders ............................................................1
IPT Shareholders' Approval..................................................12
IPT Shares ..................................................................1
IPT Termination Share Value.................................................32
IPT Unwind Consideration....................................................32
IPT Unwind Consideration Price..............................................32
Losses .....................................................................23
Material Adverse Effect.....................................................13
MCAA ........................................................................3
Merger ......................................................................1
Merger Consideration.........................................................5
MGCL ........................................................................3
NYSE ........................................................................5
Paying Agent ................................................................8
Person ......................................................................5
Proxyholders ...............................................................20
Registration Statement......................................................19
REIT ........................................................................2
Schedule 13E-3 .............................................................19
SEC ........................................................................15
Securities Act .............................................................15
Special AIMCO Distribution..................................................18

Status Requirements.........................................................17
Stock Percentage ............................................................5
Subsidiary ..................................................................5
Superior Proposal ..........................................................30
Surviving Entity ............................................................3
Tax Return .................................................................12
Taxes ......................................................................12
Termination Date ...........................................................32
Transfer Taxes .............................................................21
Violation ..................................................................15
Voting Debt ................................................................11

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 1, 1998, by and between Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), and Insignia Properties Trust, a Maryland real estate investment trust ("IPT").

                  WHEREAS, AIMCO, AIMCO Properties, L.P., a Delaware limited partnership ("AIMCO OP"), Insignia Financial Group, Inc., a Delaware corporation ("IFG"), and Insignia/ESG Holdings, Inc., a Delaware corporation, have entered into an Amended and Restated Agreement and Plan of Merger (the "IFG Agreement"), dated as of May 26, 1998;

                  WHEREAS, pursuant to the IFG Agreement, IFG has merged with and into AIMCO, with AIMCO being the surviving entity (the "Insignia Merger");

                  WHEREAS, the IFG Agreement requires AIMCO to propose to acquire (by merger) IPT and to use its reasonable best efforts to consummate such merger within three months following the effective time of the Insignia Merger, and the performance of AIMCO's obligations under this Agreement, if it uses its reasonable best efforts to consummate the Merger (as hereinafter defined) within such period, will constitute AIMCO's performance of such obligations under the IFG Agreement;

                  WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of July 18, 1997, by and among Angeles Mortgage Investment Trust, an unincorporated California business trust ("AMIT"), IPT, IFG and MAE GP Corporation, a Delaware corporation, AMIT was merged with and into IPT on September 17, 1998, with IPT being the surviving entity (the "AMIT Merger");

                  WHEREAS, the Board of Trustees of IPT (the "IPT Board") has received the written opinion of Lehman Brothers Inc. dated the date hereof that the Merger Consideration (as defined in Section 2.1(b)) is fair from a financial point of view to the holders (the "IPT Shareholders") of common shares of beneficial interest, par value $.01 per share, of IPT ("IPT Shares"), other than IFG and AIMCO and their respective Subsidiaries (as defined in Section 2.1(a));

                  WHEREAS, the Board of Directors of AIMCO (the "AIMCO Board") and the IPT Board have approved the merger of IPT and AIMCO (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement; and

                  WHEREAS, the surviving entity in the Merger intends that, following the Merger, it shall continue to be subject to taxation as a real estate investment trust (a "REIT") within the meaning of the Internal Revenue Code of 1986, as amended (the "Code").

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                   THE MERGER

                  Section 1.1 Structure of the Merger.

                  (a) At least 14 business days prior to the anticipated mailing of the Information Statement/Prospectus (as defined in Section 6.2) AIMCO shall notify IPT whether, at the Effective Time (as defined in Section 1.4) (x) IPT shall be merged with and into AIMCO, with AIMCO being the surviving entity or (y) a subsidiary of AIMCO shall be merged with and into IPT, with IPT being the surviving entity. If AIMCO elects to cause the Merger to occur pursuant to (y) above, then this Agreement shall be amended to (i) add such subsidiary as a party to this Agreement, (ii) make such other additional incidental amendments as are needed to provide for a subsidiary merger, and where required, to provide that AIMCO will cause its subsidiary to take action in lieu of AIMCO, as agreed by IPT and AIMCO and their respective counsel, and
(iii) include an unconditional guarantee by AIMCO of the obligations of its subsidiary in the Merger.

                  (b) In the event AIMCO shall have been advised by its tax counsel that it does not expect to be able to issue the opinion referred to in
Section 7.2(f) of this Agreement at the Closing, in addition to the actions referenced to in the second sentence of this Section 1.1, IPT, acting through a majority of the Continuing Trustees, and AIMCO shall use their best efforts to restructure the form of the transaction to provide for the issuance of AIMCO Common Stock without materially changing either the consideration to be received by IPT Shareholders or the tax or other economic consequences of the transaction to AIMCO and its Subsidiaries, but if the transaction cannot reasonably be so restructured, it shall be restructured as an all cash transaction.

                  Section 1.2 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time IPT shall be merged with and into AIMCO in accordance with the laws of the State of Maryland. AIMCO shall be the surviving entity in the Merger and shall continue its corporate existence under the laws of the State of Maryland. AIMCO after the Effective Time is sometimes referred to herein as the "Surviving Entity." The effects of the Merger shall be as set forth in Section 1.3. AIMCO covenants and agrees to use its reasonable best efforts to consummate the Merger as soon as possible.

                  Section 1.3 Effects of the Merger. At the Effective Time, (a) the charter of AIMCO (the "AIMCO Charter"), as in effect immediately prior to the Effective Time, shall be the charter of the Surviving Entity until thereafter amended as provided by law and the AIMCO Charter, (b) the by-laws of AIMCO, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Entity until thereafter amended as provided by law, the AIMCO Charter and such by-laws and (c) the directors and officers of AIMCO immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Entity until their respective successors are duly elected and qualified. Subject to the foregoing, the additional effects of the Merger shall be as provided in Section 3-114 of the Maryland General Corporation Law ("MGCL") and Section 8-501.1(n) of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the "MCAA").

                  Section 1.4 Effective Time of the Merger. On the Closing Date (as defined in Section 3.1), articles of merger shall be executed and filed by AIMCO and IPT with the State Department of Assessments and Taxation of the State of Maryland pursuant to the MGCL and the MCAA. The Merger shall become effective upon the acceptance of the articles of merger for record by the State Department of Assessments and Taxation of the State of Maryland (the "Effective Time").

                                   ARTICLE II

                              TREATMENT OF SHARES

                  Section 2.1 Effect of the Merger on IPT Shares.

                  (a) Certain Definitions. As used in this Agreement, the following terms have the following meanings:

                  "AIMCO Collar Price" means the average price (computed based on the sum of the high and low sales prices of AIMCO Common Stock (as reported in the NYSE Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source) divided by two) of a share of AIMCO Common Stock during the ten consecutive NYSE trading day period ending on (and including) December 31, 1998.

                  "AIMCO Common Stock" means the Class A Common Stock, par value $.01 per share, of AIMCO.

                  "AIMCO Exchange Value" means (a) the AIMCO Reference Price, if the Effective Time occurs on or prior to December 31, 1998, or (b) the lesser of the AIMCO Collar Price or the AIMCO Reference Price, if the Effective Time occurs on or after January 1, 1999.

                  "AIMCO Reference Period" means the ten consecutive NYSE trading day period commencing on and including the tenth (10th) NYSE trading day preceding the IPT Meeting Date (as defined in Section 6.4) and ending on and including the NYSE trading day immediately preceding the IPT Meeting Date.

                  "AIMCO Reference Price" means the average price (computed based on the sum of the high and low sales prices of AIMCO Common Stock (as reported in the NYSE Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source) divided by two) of a share of AIMCO Common Stock during the AIMCO Reference Period.

                  "Cash Election Notice" is defined in Section 2.1(e).

                  "Cash Percentage" is defined in Section 2.1(e).

                  "Conversion Ratio" means the IPT Exchange Value divided by the AIMCO Exchange Value.

                  "Distribution Shortfall Amount" means the aggregate per-IPT Share amount, if any, of the distributions required to be paid by IPT pursuant to Section 6.1 but which IPT fails to make for any reason, plus a return on the amount of each such unpaid distribution at an annual rate equal to the lesser of 20% or the maximum rate permitted by applicable law, to be calculated based on the number of days elapsed from and including the date on which such distribution was required to be paid through and including the date of the Effective Time (and assuming a 365 day year).

                  "Excess Distribution Amount" is defined in Section 6.1(c).

                  "IPT Distribution Amount" means, as of any date of determination, (a) $.16 during the period from the date of this Agreement through and including February

28, 1999, and (b) thereafter, the greater of (i) $.16 and (ii) the amount determined by dividing $13.28 by the AIMCO Collar Price and multiplying the result by the per share amount of the corresponding distribution declared by AIMCO in respect of AIMCO Common Stock.

                  "IPT Exchange Value" means $13.28.

                  "NYSE" means the New York Stock Exchange.

                  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                  "Stock Percentage" means a percentage equal to 100% minus the Cash Percentage.

                  "Subsidiary" means as to any Person, any other Person of which at least a majority of the voting power represented by the outstanding shares of capital stock or other voting securities or interests (including, without limitation, general partner interests) having voting power under ordinary circumstances to elect directors or similar members of the governing body of such other Person shall at the time be held, directly or indirectly, by such first Person.

                  (b) General. Subject to Sections 2.1(c) and (d), as of the Effective Time, by virtue of the Merger and without any action on the part of any holder of an IPT Share, each issued and outstanding IPT Share shall be converted into and become the right to receive the following (together with any cash to be issued in lieu of fractional shares pursuant to Section 2.4, the "Merger Consideration"):

                           (i) If the Effective Time occurs on or prior to December 31, 1998: (A) that number of shares of AIMCO Common Stock equal to the Stock Percentage multiplied by the Conversion Ratio; and
         (B) an amount in cash equal to the Cash Percentage multiplied by the sum of (x) $13.25, plus (y) the Distribution Shortfall Amount (if any), minus (z) the Excess Distribution Amount (if any); and (C) an amount in cash equal to the IPT Distribution Amount, determined as of Effective Time, multiplied by the number of days that have elapsed from and including the day immediately following the record date for the last regular quarterly distribution declared by IPT through and including the date immediately preceding the Closing Date, divided by 91; or

                           (ii) If the Effective Time occurs between January 1, 1999 and January 31, 1999: (A) that number of shares of AIMCO Common Stock equal to the Stock Percentage multiplied by the Conversion Ratio; and (B) an amount in cash equal to the Cash Percentage multiplied by the sum of (w) $13.25, plus (x) $.0018 multiplied by the number of days that has elapsed from and including January 1, 1999 through and including the day immediately preceding the Closing
         Date, plus (y) the Distribution Shortfall Amount (if any), minus (z) the Excess Distribution Amount (if any); and (C) an amount in cash equal to the IPT Distribution Amount, determined as of Effective Time, multiplied by the number of days that have elapsed from and including the day immediately following the record date for the last regular quarterly distribution declared by IPT through and including the date immediately preceding the Closing Date, divided by 91; or

                           (iii) If the Effective Time occurs between February 1, 1999 and February 28, 1999: (A) that number of shares of AIMCO Common Stock equal to the Stock Percentage multiplied by the Conversion Ratio; and (B) an amount in cash equal to the Cash Percentage multiplied by the sum of (w) $13.25, plus (x) $.0036 multiplied by the number of days that has elapsed from and including January 1, 1999 through and including the day immediately preceding the Closing Date, plus (y) the Distribution Shortfall Amount (if any), minus (z) the Excess Distribution Amount (if any); and (C) an amount in cash equal to the IPT Distribution Amount, determined as of Effective Time, multiplied by the number of days that have elapsed from and including the day immediately following the record date for the last regular quarterly distribution declared by IPT through and including the date immediately preceding the Closing Date, divided by 91; or

                           (iv) If the Effective Time occurs on or after March 1, 1999: (A) that number of shares of AIMCO Common Stock equal to the Conversion Ratio; and (B) an amount in cash equal to the IPT Distribution Amount, determined as of Effective Time, multiplied by the number of days that have elapsed from and including the day immediately following the record date for the last regular quarterly distribution declared by IPT through and including the date immediately preceding the Closing Date, divided by 91;

and shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") which immediately prior to the Effective Time represented any such IPT Share shall cease to have any rights with respect to such IPT Share, except the right to receive the Merger Consideration contemplated by this
Section 2.1.

                  (c) Cancellation of Certain IPT Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any IPT Shareholder, all IPT Shares owned directly or indirectly by AIMCO and its Subsidiaries shall automatically be canceled and retired and shall cease to exist, and no Merger Consideration or other consideration shall be issued or delivered in exchange therefor.

                  (d) Restricted Shares.

                           (i) Treatment. At the Effective Time, each unvested restricted IPT Share awarded under the IPT 1997 Share Incentive Plan (the "IPT Share Plan") shall, by virtue of this Agreement and without any further action of IPT, AIMCO or the holder of such restricted share, be converted into that number of restricted shares ("AIMCO Restricted Shares") of AIMCO Common Stock equal to the Conversion Ratio. Each such AIMCO Restricted Share shall continue to have, and be subject to, the same terms and conditions (including rights to Dividend Equivalents (as defined in the IPT Share Plan), if any) set forth in the IPT Share Plan and the applicable restricted share agreement, each as in effect immediately prior to the Effective Time.

                           (ii) Registration. AIMCO shall (A) cause such shares of AIMCO Common Stock to be covered by an effective registration statement on Form S-8 (or any successor or other appropriate forms), and (B) use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as the restricted shares remain outstanding.

                  (e) Cash Election Option. Not later than the close of business on the second NYSE trading day immediately preceding the first day of the AIMCO Reference Period, AIMCO shall deliver to IPT a written notice (the "Cash Election Notice"), which shall be irrevocable, in which AIMCO specifies a percentage, from 0% to 100%, of the Merger Consideration to be paid in cash (the "Cash Percentage"); provided, however, that if (x) AIMCO fails to timely deliver the Cash Election Notice to IPT or (y) the IPT Meeting Date is on or after March 1, 1999, then AIMCO shall not be entitled to deliver a Cash Election Notice (i.e., the Cash Percentage shall be deemed to be zero percent (0%) and AIMCO shall not be entitled to pay any portion of the Merger Consideration in cash). AIMCO shall use its best efforts to cause IPT to issue, on the date the Cash Election Notice is required to be delivered, via the Dow Jones News Service and PR Newswire, a press release announcing the Cash Percentage.

                  Section 2.2 Surrender of Certificates.

                  (a) AIMCO shall provide on the date of the Effective Time to the paying agent selected by AIMCO (the "Paying Agent") certificates representing shares of AIMCO Common Stock and funds as necessary to make issuances and payments pursuant to Sections 2.l(b) and 2.4 (such certificates and funds being hereinafter referred to as the "Exchange Fund"). Out of the Exchange Fund, the Paying Agent shall make, pursuant to irrevocable instructions, the issuances and payments referred to in Sections 2.1(b) and 2.4, and the Exchange Fund shall not be used for any other purpose. The Paying Agent may invest portions of the Exchange Fund as AIMCO may direct, provided that such investments be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Service or Standard & Poor's Corporation or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $100,000,000. Any net profit resulting from, or interest or income produced by, such investments shall be payable to AIMCO. AIMCO shall replace any monies lost through any investment made pursuant to this Section 2.2(a) upon request therefor by the Paying Agent. Any portion of the Exchange Fund that remains unclaimed after 180 days after the Effective Time shall be returned to AIMCO upon its request made to the Paying Agent, after which time the holder of any unsurrendered Certificates shall look only to AIMCO for delivery of the Merger Consideration. AIMCO shall not be liable to any Person for any funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (b) As soon as practicable after the Effective Time, AIMCO shall cause the Paying Agent to mail to each holder of record of a Certificate which immediately prior to the Effective Time represented an IPT Share that was canceled and became instead the right to receive Merger Consideration pursuant to Section 2.1(b): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent for exchange (or to such other agent or agents as may be appointed by AIMCO), together with a duly executed letter of transmittal and such other documents as the Paying Agent shall require, the holder of such Certificate shall be entitled to receive, in respect of the IPT Shares formerly represented thereby, (A) a certificate or certificates representing that number of whole shares of AIMCO Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.1(b), if any, (B) the amount of cash which such holder has the right to receive pursuant to the provisions of
Section 2.1(b) and (C) cash in lieu of fractional shares which such holder is entitled to receive pursuant to Section 2.4. If payment is to be made to a Person other than the one in whose name a surrendered Certificate is registered, it shall be a condition of receipt of the Merger Consideration that the Certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment either pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Entity that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2, after the Effective Time each Certificate shall represent for all purposes only the right to receive the Merger Consideration for each IPT Share represented by such Certificate, together with any dividends and other distributions paid in respect thereof after the Effective Time.

                  Section 2.3 Closing of Transfer Books; Etc. From and after the Effective Time, the share transfer books of IPT shall be closed, and no registration of any transfer of any IPT Shares shall thereafter be made on the records of IPT. If, after the Effective Time, Certificates are presented to AIMCO for any reason, they shall be canceled, and each IPT Share represented thereby shall be exchanged for the Merger Consideration, together with any dividends and other distributions paid in respect thereof after the Effective Time. Shares of AIMCO Common Stock issued in the Merger shall be issued as of, and be deemed to be outstanding as of, the Effective Time. AIMCO shall cause all such shares of AIMCO Common Stock issued pursuant to the Merger to be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. In the event any Certificate(s) shall have been lost, stolen or destroyed, upon the making of any affidavit of that fact by the IPT Shareholder claiming such Certificate(s) to be lost, stolen or destroyed and, if reasonably required by AIMCO or the Paying Agent, upon the posting by such IPT Shareholder of a bond in such amount as reasonably determined as indemnity against any claim that may be made against either of them with respect to such Certificate(s), the Paying Agent shall issue the Merger Consideration in respect of each IPT Share represented by such lost, stolen or destroyed Certificate(s). Appropriate procedures shall be established by AIMCO and the Paying Agent so that each holder of a Certificate at the Effective Time shall be entitled to vote on all matters subject to the vote of holders of AIMCO Common Stock with a record date on or after the date of the Effective Time, whether or not such Certificate holder shall have surrendered Certificates in accordance with the provisions of this Agreement. For purposes of the immediately preceding sentence, AIMCO may rely conclusively on the shareholder records of IPT in determining the identity of, and the number of IPT Shares held by, each holder of a Certificate at the Effective Time.

                  Section 2.4 Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of AIMCO Common Stock will be issued, and any IPT Shareholder entitled to receive a fractional share of AIMCO Common Stock but for this Section 2.4 will be entitled to receive a cash payment in lieu thereof equal to such shareholder's proportionate interest in a share of AIMCO Common Stock multiplied by the AIMCO Reference Price as of the Effective Time.

                  Section 2.5 No Other Rights. Upon consummation of the Merger, the holder of a Certificate at and after the Effective Time shall have no rights under this Agreement with respect to the IPT Shares represented thereby other than the right to receive the Merger Consideration together with any dividends and other distributions paid in respect thereof after the Effective Time, upon the surrender of such Certificate pursuant to Section 2.2 and the right to receive any declared but unpaid distributions in respect of such IPT Shares. Nothing in this Agreement supersedes the right of the IPT Shareholders to enforce Section 5.6 for the period provided in Section 9.1.


                                  ARTICLE III

                                  THE CLOSING

                  Section 3.1 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, at 10:00 A.M., local time, on the business day on which all of the conditions set forth in Article VII hereof are first fulfilled or have been waived, provided that all of the conditions set forth in Article VII hereof continue to be so satisfied or waived on such day, and if not so satisfied or waived, the Closing shall be automatically extended from time to time until the first subsequent day on which all such conditions are again so satisfied or waived, subject, however, to Article VIII hereof, or shall take place at such other time, date and place as AIMCO and IPT shall mutually agree (the "Closing Date").


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF IPT

                  IPT represents and warrants to AIMCO as follows:

                  Section 4.1 Organization and Qualification of IPT. IPT is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland. IPT has furnished to AIMCO true and complete copies of IPT's Declaration of Trust (the "IPT Charter") and bylaws (the "IPT Bylaws"), each as is in effect on the date of this Agreement.

                  Section 4.2 Organization and Qualification of IPLP. IPLP is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. IPT has furnished to AIMCO true and complete copies of the Fourth Amended and Restated Agreement of Limited Partnership of IPLP as in effect on the date of this Agreement (the "IPLP Limited Partnership Agreement"). As of the date hereof, the sole general partner of IPLP is IPT, and the sole limited partners of IPLP are IFG and Insignia Capital Corporation (which is a wholly-owned subsidiary of IFG).

                  Section 4.3 Capitalization. As of the date hereof, the authorized shares of IPT beneficial interest consist of 400,000,000 IPT Shares and 100,000,000 preferred shares of beneficial interest, par value $.01 per share, of IPT ("IPT Preferred Shares"). As of the date hereof, 23,446,538 IPT Shares were issued and outstanding, of which 510,000 have been issued under the IPT Share Plan. In addition, (a) 25,000 IPT Shares are issuable upon exercise of outstanding options, and 28,000 IPT Shares are issuable upon vesting of restricted share awards under the IPT Share Plan, (b) no IPT Shares were held by IPT's Subsidiaries, (c) no IPT Preferred Shares were issued and (d) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of IPT may vote ("Voting Debt") were issued or outstanding. All outstanding IPT Shares are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as described above, as of the date hereof there are no outstanding subscriptions, calls, options, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating IPT or IPLP to issue, deliver or sell, or cause to be issued, delivered or sold, additional IPT Shares, IPT Preferred Shares or other ownership interests in IPT or IPLP or any Voting Debt of IPT or IPLP or obligating IPT or IPLP to grant, extend or enter into any such agreement or commitment.

                  Section 4.4 Authority; Non-Contravention

                  (a) Authority. IPT has all requisite power to enter into this Agreement and, subject to obtaining the IPT Shareholders' Approval (as defined in Section 4.6), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by IPT of the transactions contemplated hereby have been duly authorized by the IPT Board, which constitutes all necessary action on the part of IPT, subject to obtaining the IPT Shareholders' Approval. This Agreement has been duly and validly executed and delivered by IPT and, assuming the due authorization, execution and delivery hereof by AIMCO, constitutes the legal, valid and binding obligation of IPT enforceable against IPT in accordance with its terms.

                  (b) Non-Contravention. As of the date hereof, the execution and delivery of this Agreement by IPT do not, and, subject to obtaining the IPT Sharehold ers' Approval, the consummation of the transactions contemplated hereby will not, in any respect, violate, conflict with or result in a breach of any provision of the IPT Charter or the IPT Bylaws.

                  Section 4.5 Tax Matters. "Taxes," as used in this Agreement, means any and all federal, state, local and foreign taxes, including, without limitation, income, sales and use, withholding, transfer, franchise, real and personal property, employment, and payroll taxes, together with any interest, penalties and additions thereto. "Tax Return," as used in this Agreement, means any report, return or other information required to be supplied to any person with respect to Taxes.

                  (a) REIT Classification. At all times since its organization, IPT has been organized and operated in conformity with Section 856-860 of the Code (the "Status Requirements"), and its proposed method of operation will enable it to meet the Status Requirements and otherwise qualify as a REIT. The consummation by IPT of the transactions contemplated hereby and the compliance with or fulfillment of the terms and provisions hereof by IPT will not adversely affect the qualification of IPT as a REIT for each taxable year ending on or after the Closing Date.

                  (b) Subchapter C Earnings and Profits. IPT does not have any earnings and profits in excess of $1 million accumulated in any non-REIT year within the meaning of Section 857 of the Code, including as a result of the AMIT Merger.

                  Section 4.6 Vote Required. The affirmative vote of a majority of the IPT Shares outstanding on the record date for the IPT Meeting (as defined below) at which such vote is taken (the "IPT Shareholders' Approval") is the only vote of the holders of any class of shares of beneficial interest of IPT that is required to approve this Agreement, the Merger and the other transactions contemplated hereby.

                  Section 4.7 AMIT Merger. AMIT was merged with and into IPT on September 17, 1998.

                  Section 4.8 Opinion of Financial Advisor. The IPT Board has received the opinion of Lehman Brothers Inc., dated the date hereof, that the Merger Consider ation is fair from a financial point of view to the holders of IPT Shares other than IFG and AIMCO and their respective Subsidiaries.

                  Section 4.9 Brokers. Except for Lehman Brothers Inc., no broker, finder or investment banker is entitled to any broker's, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IPT.

                  Section 4.10 Absence of Inducement. In entering into this Agreement, IPT has not been induced by, or relied upon, any representations, warranties, or statements by AIMCO not set forth or referred to in this Agreement, the schedules hereto or the other documents required to be delivered hereby, whether or not such representa tions, warranties, or statements have actually been made, in writing or orally, and IPT acknowledges that, in entering into this Agreement, AIMCO has been induced by and relied upon the representations and warranties of IPT herein set forth and in the other documents required to be delivered hereby. IPT has made its own investigation of AIMCO prior to the execution of this Agreement and has not been induced by or relied upon any representations, warranties or statements as to the advisability of entering into this Agreement other than as set forth above or in the AIMCO SEC Reports (as defined in Section 5.4).


                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF AIMCO

                  AIMCO represents and warrants to IPT as follows:

                  Section 5.1 Organization and Qualification. AIMCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. AIMCO is duly qualified and in good standing to do business in each jurisdiction where such qualification is required, other than in such jurisdictions where the failure to so qualify would not have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition, results of operations or prospects (a "Material Adverse Effect") of AIMCO and its Subsidiaries taken as a whole (an "AIMCO Material Adverse Effect"). AIMCO has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders, to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on it business as it is now being conducted.

                  Section 5.2 Capitalization. As of the date hereof, the authorized stock of AIMCO consists of 486,027,500 shares of AIMCO Common Stock, 262,500 shares of Class B Common Stock, par value $.01 per share ("AIMCO Class B Common Stock") and 24,460,000 shares of Preferred Stock, par value $.01 per share ("AIMCO Preferred Stock"). As of the date hereof, (a) 47,982,057 shares of AIMCO Common Stock were issued and outstanding, (b) 162,500 shares of AIMCO Class B Common Stock were issued and outstanding, (c) 22,345,921 shares of AIMCO Preferred Stock were issued and outstanding (including 750,000 shares of AIMCO Class B Cumulative Convertible Preferred Stock, par value $.01 per share, 2,400,000 shares of AIMCO 9% Class C Cumulative Preferred Stock, par value $.01 per share, 4,200,000 shares of AIMCO 8.75% Class D Cumulative Preferred Stock, par value $.01 per share, 8,945,921 shares of AIMCO Class E Cumulative Convertible Preferred Stock, par value $.01 per share, 4,050,000 shares of AIMCO Class G Preferred Stock, par value $.01 per share, and 2,000,000 shares of AIMCO Class H Preferred Stock, par value $.01 per share), (d) 5,362,879 shares of AIMCO Common Stock were reserved for issuance upon the exchange of units of limited partnership in AIMCO OP, (e) 5,115,246 shares of AIMCO Common Stock were reserved for issuance pursuant to the AIMCO benefit plans (the "AIMCO Benefit Plans") listed on Schedule 5.2 hereof and outstanding warrants, (f) 11,408,973 shares of AIMCO Common Stock were reserved for issuance upon conversion of AIMCO Preferred Stock, (g) 162,500 shares of AIMCO Common Stock were reserved for issuance upon conversion of AIMCO Class B Common Stock and (h) no Voting Debt of AIMCO was issued or outstanding. All outstanding shares of AIMCO Common Stock and AIMCO Preferred Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Upon consummation of the Merger and issuance of shares of AIMCO Common Stock which comprise all or a part of the Merger Consideration, all such shares will be validly issued, fully paid and nonassessable and will not be subject to preemptive rights. As of the date hereof, except as set forth on Schedule 5.2 hereof or pursuant to this Agreement or the AIMCO Benefit Plans, there are no outstanding subscriptions, calls, options, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating AIMCO or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interest or any Voting Debt of AIMCO or any AIMCO Subsidiary or obligating AIMCO or any AIMCO Subsidiary to grant, extend or enter into any such agreement or commitment. Except as set forth on Schedule
5.2 hereof or in connection with the AIMCO Benefit Plans, after the Effective Time, there will be no agreement or commitment of any character obligating AIMCO or any AIMCO Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other ownership interest or any Voting Debt of AIMCO or any AIMCO Subsidiary, or obligating AIMCO or any AIMCO Subsidiary to grant, extend or enter into any such agreement or commitment.

                  Section 5.3 Authority; Non-Contravention; Required Filings.

                  (a) Authority. AIMCO has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

The execution and delivery of this Agreement and the consummation by AIMCO of the transactions contemplated hereby have been duly authorized by the AIMCO Board, which constitutes all necessary corporate action on the part of AIMCO. This Agreement has been duly and validly executed and delivered by AIMCO and, assuming the due authorization, execution and delivery hereof by IPT, constitutes the legal, valid and binding obligation of AIMCO enforceable against AIMCO in accordance with its terms.

                  (b) Non-Contravention. The execution and delivery of this Agreement by AIMCO do not, and the consummation of the transactions contemplated hereby will not, result in a violation, conflict with or breach of (any such violation, conflict or breach is referred to herein as a "Violation") any provisions of (i) the AIMCO Charter or by-laws of AIMCO, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any governmental authority applicable to AIMCO or any AIMCO Subsidiary or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, credit enhancement agreement, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which AIMCO or any AIMCO Subsidiary is a party or by which it or any of its properties or assets may be bound or affected, except in the case of clause (ii) or (iii) for any such Violation which would not have, individually or in the aggregate, an AIMCO Material Adverse Effect.

                  (c) Required Filings. Except as required under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules of the NYSE (the "AIMCO Required Filings"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any court, federal, state, local or foreign government or regulatory body (including the United States Department of Housing and Urban Development and/or applicable state housing agencies (collectively, "HUD"), a stock exchange or other self-regulatory body) or authority (each, a "Governmental Authority") is necessary for the execution and delivery of this Agreement by AIMCO or the consummation by AIMCO of the transactions contemplated hereby, except as would not result, individually or in the aggregate, in an AIMCO Material Adverse Effect.

                  Section 5.4 Reports and Financial Statements. All filings required to be made by AIMCO since December 31, 1997 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act have been filed with the Securities and Exchange Commission ( the "SEC") (the "AIMCO SEC Reports"). The AIMCO SEC Reports, as of their respective dates, complied in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder. As of their respective dates, the AIMCO SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of AIMCO included in the AIMCO SEC Reports have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto or, with respect to unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present, in all material respects, the financial position of AIMCO as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit and year-end adjustments.

                  Section 5.5 Absence of Certain Changes or Events. Except as set forth in the AIMCO SEC Reports, since December 31, 1997, each of AIMCO and its Subsidiaries has conducted its business in the ordinary course of business consistent with past practice, and there has not been any AIMCO Material Adverse Effect.

                  Section 5.6 Registration Statement, Information Statement/Prospectus and Schedule 13E-3. The information supplied or to be supplied by or on behalf of AIMCO for inclusion or incorporation by reference in (a) the Registration Statement (as defined in Section 6.2), at the time it is filed with the SEC, at the time it becomes effective under the Securities Act and at the Effective Time, (b) the Information State ment/Prospectus (as defined in Section 6.2), at the time it is filed with the SEC, at the time it is mailed to the IPT Shareholders and at the time of the IPT Meeting and (c) the Schedule 13E-3 (as defined in Section 6.2), at the time such statement is filed with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, the Information Statement/Prospectus and the Schedule 13E-3 will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

                  Section 5.7 No Vote Required. The approval of this Agreement, the Merger and the other transactions contemplated hereby, including without limitation, the issuance and listing on the NYSE of the AIMCO Common Stock to be issued in the Merger, does not require the vote of the holders of any class or series of the capital stock of AIMCO or any of its Subsidiaries.

                  Section 5.8       Tax Matters.

                  (a) Filing of Timely Tax Returns. AIMCO and each of its Subsidiaries have filed (or there has been filed on its behalf) all Tax Returns required to be filed by each of them under applicable law. All such Tax Returns were and are in all material respects true, complete and correct and filed on a timely basis.

                  (b) Payment of Taxes. AIMCO and each of its Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable for all periods through and including the Closing Date, except for those contested in good faith and for which adequate reserves have been taken.

                  (c) Tax Reserves. AIMCO and its Subsidiaries have established on their books and records reserves adequate to pay all material Taxes and reserves for deferred income Taxes in accordance with GAAP.

                  (d) Tax Liens. There are no Tax liens upon the material assets of AIMCO or any of its Subsidiaries except liens for Taxes not yet delinquent.

                  (e) REIT Classification. At all times since the initial public offering of AIMCO, AIMCO has been organized and operated in conformity with the Status Requirements, and its proposed method of operation will enable it to continue to meet the Status Requirements and otherwise qualify as a REIT.

                  (f) Continuation as REIT. The consummation by AIMCO of the transactions contemplated hereby or compliance with or fulfillment of terms and provisions hereof by AIMCO, will not adversely affect the qualification of AIMCO as a REIT for each taxable year ending on or after the Closing Date.

                  (g) Deficiencies. No deficiencies for any Taxes have been proposed, asserted or assessed against AIMCO and there is no outstanding waiver of the statute of limitations with respect to any Taxes or Tax Returns of AIMCO.

                  (h) Domestic Control. AIMCO believes that it is a "domestically-controlled" REIT within the meaning of Section 897(h)(4)(B) of the Code.

                  Section 5.9 Brokers. No broker, finder or investment banker is entitled to any broker's, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of AIMCO.

                  Section 5.10 Absence of Inducement. In entering into this Agreement, AIMCO has not been induced by, or relied upon, any representations, warranties, or statements by IPT not set forth or referred to in this Agreement or the other documents required to be delivered hereby, whether or not such representations, warranties, or statements have actually been made, in writing or orally, and AIMCO acknowledges that, in entering into this Agreement, IPT has been induced by and relied upon the representa tions and warranties of AIMCO herein set forth, the information set forth in the AIMCO SEC Reports and in the other documents required to be delivered hereby. AIMCO has made its own investigation of IPT prior to the execution of this Agreement and has not been induced by or relied upon any representations, warranties or statements as to the advisability of entering into this Agreement other than as set forth above.


                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

                  Section 6.1 IPT and IPLP Distributions.

                  (a) IPT shall (and shall cause IPLP to) continue to make regular quarterly distributions, as follows: IPT shall pay on October 15, 1998 its previously declared distribution of $.16 per IPT Share to IPT Shareholders of record on September 30, 1998; thereafter, IPT shall declare and pay quarterly distributions with record dates and payment dates which are exactly the same as the record dates and payment dates for regular quarterly distributions paid by AIMCO in respect of the AIMCO Common Stock, in each case at the then current IPT Distribution Amount (determined as of the applicable record date); provided, however, that with respect to the first such IPT distribution required to be declared and paid after October 15, 1998, the per-IPT Share amount of such distribution shall be an amount equal to the otherwise applicable IPT Distribution Amount, multiplied by the number of days that have elapsed from and including December 23, 1998 through and including the record date for such distribution, divided by 91 (rounded up to the next whole cent).

                  (b) In the event that the Effective Time has not occurred on or before February 28, 1999, if at any time thereafter AIMCO declares any distribution on the AIMCO Common Stock other than a regular quarterly distribution, with a record date for such distribution which is a date prior to the date of the Effective Time (a "Special AIMCO Distribution"), then IPT shall promptly declare and pay a corresponding distribution in an amount equal to the amount of such Special AIMCO Distribution, multiplied by the IPT Exchange Value, divided by the AIMCO Collar Price.

                  (c) If and to the extent that IPT reasonably determines that the distributions paid by IPT pursuant to the foregoing subsections (a) and (b) of this Section 6.1 are not sufficient for IPT to meet the distribution requirements applicable to REITs for its taxable year ended on the Closing Date, including as a result of the AMIT Merger, then IPT shall, prior to the Effective Time, pay one or more special distributions, in respect of the IPT Shares in an aggregate amount equal to amount of such shortfall (the per-IPT Share aggregate amount of such distributions, if any, is referred to herein as the "Excess Distribution Amount").

                  (d) AIMCO covenants and agrees that AIMCO will use its best efforts to cause IPT to timely declare and pay the distributions it is required to make pursuant to the foregoing subsections (a), (b) and (c) of this Section 6.1.

                  Section 6.2 Registration Statement, Information Statement/Prospectus and Schedule 13E-3. As soon as reasonably practicable after the date hereof (a) AIMCO shall prepare and file with the SEC a registration statement (as amended, the "Registration Statement") in connection with the issuance of AIMCO Common Stock pursuant to the Merger, in which the Information Statement/Prospectus (as defined below) shall be included as a prospectus, and (b) the parties shall prepare and file with the SEC a combined information statement and prospectus to be distributed in connection with the Merger and the transactions contemplated hereby (as amended, the "Information Statement/Prospectus") and a transaction statement on Schedule 13E-3 (the "Schedule 13E-3"). The parties shall use their reasonable best efforts to have the Registration Statement declared effective under the Securities Act by the SEC as soon as practicable after such filing and to cause the Information Statement/Prospectus to be mailed to IPT Shareholders as soon as practicable after the Registration Statement is declared effective by the SEC. Each party shall furnish all information concerning itself which is required or customary for inclusion in the Registration Statement, the Information State ment/Prospectus or the Schedule 13E-3. The information provided by any party for use in the Registration Statement, the Information Statement/Prospectus or the Schedule 13E- 3 shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. No representation, covenant or agreement is made by any party with respect to information supplied by the other party for inclusion in the Registration Statement, the Information State ment/Prospectus or the
Schedule 13E-3. Each party shall also take such action as may be reasonably required to cause the shares of AIMCO Common Stock covered by the Registration Statement to be approved for listing on the NYSE as of the Effective Time, upon official notice of issuance. Each party shall also take such action as may be reasonably required to cause the shares of AIMCO Common Stock issuable in connection with the Merger to be registered or to obtain an exemption from registration under applicable state "blue sky" or securities laws; provided, however, that no party shall be required to register or qualify as a foreign corporation or to take other action which would subject it to general service of process in any jurisdiction where the Surviving Entity will not be, following the Merger, so subject.

                  Section 6.3 Regulatory Matters. Each party shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation and to effect all necessary applications, notices, petitions, filings and other documents, including, without limitation, the AIMCO Required Filings.

                  Section 6.4 Shareholder Approval. IPT shall, as soon as practicable after the date hereof, (a) take all steps necessary to duly call, give notice of, convene and hold a meeting of the IPT Shareholders (an "IPT Meeting") for the purpose of voting on the Merger, which meeting shall be held on a date (the "IPT Meeting Date") which is a NYSE trading day, provided that the day immediately preceding such date must also be a NYSE trading day, and
(b) distribute to IPT Shareholders the Information State ment/Prospectus. The IPT Board, acting upon the recommendation of a majority of the Continuing Trustees (as defined in the IPT Bylaws), unless otherwise required in accordance with its fiduciary duties to IPT Shareholders, shall recommend to such shareholders the approval of the Merger, this Agreement and the transactions contem plated hereby and cooperate and consult with AIMCO with respect to each of the foregoing matters. Notwithstanding the foregoing, IPT and the Continuing Trustees may take and disclose to IPT Shareholders a position contemplated by Rule 14e-2 promul gated under the Exchange Act if required to do so by the Exchange Act, comply with Rule 14d-9 thereunder and make all other disclosures required by applicable law.

                  Section 6.5 Vote of IPT Shares Owned by AIMCO. AIMCO agrees to vote all IPT Shares owned of record by it, and to cause all IPT Shares owned of record by its Subsidiaries to be voted, for approval of this Agreement and the transactions contemplated hereby and has executed a proxy in favor of Messrs. Aston, Farkas and Garrison (the "Proxyholders") to vote all such IPT Shares held by AIMCO, directly or indirectly, in favor of the Merger. AIMCO further agrees that, through the Effective Time, it shall not (i) sell, transfer or otherwise dispose of any IPT Shares owned by it or any of its Subsidiaries, (ii) cause or permit IPT to issue additional IPT Shares to any other Person or take any other action which could have the effect of reducing the proportion of IPT Shares owned by AIMCO and its Subsidiaries that are entitled to vote on this Agreement and the transactions contemplated hereby, or
(iii) grant any proxies with respect to such shares; provided, however, that AIMCO may (a) transfer IPT Shares owned by it to its Subsidiaries so long as such Subsidiary agrees to be bound by the terms of this Agreement and to execute a proxy to vote such IPT Shares in favor of the Merger in the form attached as Exhibit 6.5 or (b) pledge such IPT Shares to a commercial bank or other bona fide financial institution with capital exceeding $100,000,000 (a "Financial Institution") so long as such Financial Institution agrees in writing to (1) honor the proxy given by AIMCO to the Proxyholders with respect to such pledged IPT Shares on the date hereof, (2) execute a proxy in favor of the Proxyholders or their successors once the Financial Institution obtains the right to vote such pledged IPT

Shares and (3) cause any transferee of such IPT Shares from the Financial Institution to execute a proxy in favor of the Proxyholders or their successors and to agree to cause any subsequent transferee of the IPT Shares to also agree to the obligations in subsection (3).

                  Section 6.6 Public Announcements. Subject to each party's disclosure obligations imposed by law and the rules of any national securities exchange or inter-dealer quotation system on or in which the shares of stock, beneficial interest or other ownership interests of IPT or AIMCO are now or may later be listed or authorized to be quoted, IPT and AIMCO shall cooperate with each other in the development and distribution of all news releases and other public announcements with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect hereto or thereto without the consent of the other party (which consent shall not be unreasonably withheld).

                  Section 6.7 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                  Section 6.8 Further Assurances. Each party shall, and shall cause its Subsidiaries to, execute such further documents and instruments and take such further action, including, without limitation, obtaining any consents, authorizations, exemptions and approvals, as may be necessary to perform the obligations and satisfy the conditions to be performed or satisfied by either party pursuant to this Agreement or as may reasonably be requested by the other party in order to consummate the Merger in accordance with the terms hereof. In addition, AIMCO agrees to use its commercially reasonable efforts to retain counsel within 30 days from the date hereof to provide the form of opinion required by Section 7.2(g).

                  Section 6.9 Transfer Taxes. The parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding the real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or similar Taxes ("Transfer Taxes") which become payable in connection with the transactions contemplated by this Agreement that are required to be filed on or before the Closing Date.

                  Section 6.10 IPT Trustees and Officers. No later than promptly after the execution and delivery of this Agreement by both parties, IPT shall (a) cause two members of the IPT Board to resign their trusteeships,
(b) increase the size of the IPT Board to eleven and cause each of the trustee candidates designated by AIMCO listed on Schedule 6.10-1 hereto (together with their successors, the "AIMCO-nominated

Trustees") to be elected as a trustee of IPT, (c) cause the officer candidates designated by AIMCO and listed on Schedule 6.10-2 hereto to be appointed to the respective positions indicated on such Schedule, (d) establish a committee of the IPT Board, consisting solely of AIMCO-nominated Trustees, authorized and empowered to act to the extent set forth in the IPT Bylaws, (e) recognize that the Continuing Trustees (as defined in the IPT Bylaws) of the IPT Board, consisting of Andrew L. Farkas, James A. Aston, Warren M. Eckstein, Frank M. Garrison and Bryan L. Herrmann, are authorized and empowered to act to the extent set forth in the IPT Bylaws, and (f) establish an executive committee of the IPT Board, to consist solely of AIMCO-nominated Trustees listed on Schedule 6.10-3, to act to the extent set forth in the IPT Bylaws. The committees referred to in the preceding sentence shall not be dissolved prior to the Effective Time or the termination of this Agreement. The powers of the Continuing Trustees shall not be modified prior to the Effective Time or the termination of this Agreement without the consent of a majority of the Continuing Trustees. If, after the date hereof and prior to the Effective Time, any IPT Shareholder vote is taken for the election of a trustee to any position on the IPT Board currently occupied by any of the Continuing Trustees or by their successors duly elected hereunder, AIMCO shall vote its IPT Shares for the reelection of each such Continuing Trustee or for the election of such Continuing Trustee's successor designated by a majority of the Continuing Trustees. If, after the date hereof and prior to the Effective Time, any vacancy on the IPT Board arises with respect to a trustee position occupied by a Continuing Trustee, AIMCO shall cause the AIMCO- nominated Trustees to vote to fill such vacancy by electing a person nominated by a majority of the Continuing Trustees. After the date hereof and prior to the earlier of the Effective Time or the termination of this Agreement, without the prior written consent of a majority of the Continuing Trustees, which shall not be unreasonably withheld, IPT shall not terminate (x) its independent auditors,
(y) Lehman Brothers Inc. from serving as its financial advisor with respect to the Merger, or (z) Proskauer Rose LLP, Miles & Stockbridge, Rogers & Wells or Akin, Gump, Strauss, Hauer & Feld from serving as its legal counsel with respect to the Merger. The parties agree that Jeffrey P. Cohen shall remain as Secretary of the Company, and in such capacity shall be invited and entitled to attend all meetings of the IPT Board and each committee thereof. In the event that Jeffrey P. Cohen shall cease to serve as Secretary of the Company for any reason, another individual nominated by a majority of the Continuing Trustees shall be appointed to such position and be so invited and entitled to attend such meetings. Without the approval of a majority of the Continuing Trustees, AIMCO shall not, and shall not permit any AIMCO-nominated Trustee to, remove a Continuing Trustee as a trustee of the IPT Board or amend the IPT Charter unless such amendment shall have been approved by a majority of the Continuing Trustees.

                  Section 6.11 Modification of Form of Transaction. Upon the earlier to occur of (i) December 31, 2000 or (ii) such time (if ever) as any Law is adopted or issued after the date hereof which has the effect, as supported by the written opinion of outside counsel for AIMCO, of prohibiting the Merger, or any court of competent jurisdiction in the United States shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, which order, judgment or decree has become final and nonappealable, IPT, acting upon the recommendation of the Continuing Trustees, and AIMCO shall use their best efforts to restructure the form of the transaction to one which has a materially improved chance of completion and can be accomplished without materially changing either the consideration to be received by IPT Shareholders or the tax or other economic consequences of the transaction to AIMCO and its Subsidiaries. Pending a definitive agreement between IPT and AIMCO providing for such a restructured transaction, AIMCO and IPT shall continue to be obligated to diligently pursue the consummation of the Merger on the terms contemplated by this Agreement until such time, if ever, as this Agreement is terminated pursuant to Section 8.1.

                  Section 6.12      Indemnification.

                  (a) "Losses" shall mean any and all actual costs or expenses (including, without limitation, attorneys' fees billed at standard hourly rates, investigation costs and remediation costs, interest, penalties and fines and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), judgments, amounts paid in settlement, fines, penalties, assessments, Taxes (as defined in the IFG Agreement, but excluding Taxes arising from amounts paid to an Indemnitee (as defined in Section 6.12(b)), losses, actions or causes of action, claims, demands, damages, liabilities, obligations, awards, disbursements or assessments of every kind, nature and description (including, without limitation, counsel's fees billed at standard hourly rates and expenses, as and when incurred, in connection with any action, claim or proceeding relating thereto). Notwithstanding the foregoing, Losses shall be reduced to reflect any insurance proceeds actually recovered by the Indemnitee relating to such claim, provided that this reduction shall not be applied if to do so would excuse any insurer from any obligation to cover any loss. If the Indemnitee receives insurance proceeds after it receives indemnity hereunder, then the Indemnitee, within 10 days of receipt of such proceeds, shall pay to AIMCO the amount by which AIMCO's payment would have been reduced if the insurance proceeds had been received before the indemnity payments.

                  (b) AIMCO shall save, defend, indemnify and hold harmless each person who is a trustee or officer of IPT, any person succeeding to their position prior to the Closing Date, and their respective successors and heirs (each, an "Indemnitee") to the fullest extent permitted by applicable law from and against all Losses, as and when incurred, whether or not involving a third party, that arise out of or are the result of the fact that he is, was, or is to be, either prior to or after the execution of this Agreement, a trustee, officer or employee of IPT, except that no Indemnitee shall be entitled to be indemnified hereunder with respect to any Loss determined to have been incurred (i) by reason of such Indemnitee's wilful misconduct or (ii) with respect to attorney's fees and expenses which are not reasonable, in each case in a written factual finding issued in a court proceeding or other adjudication not subject to further appeal or issued in an arbitration (as to (ii) only), and, in the event of such a finding, any funds advanced to such Indemnitee pursuant to Section 6.12(c) and which are not found to be within the provision of clause (i) or (ii) shall be returned by such Indemnitee promptly to AIMCO. AIMCO shall make payments under this Section 6.12 within 30 days from the date that an Indemnitee has requested indemnification hereunder.

                  (c) If any action, suit, proceeding or investigation is commenced as to which an Indemnitee proposes to demand indemnification, he shall notify AIMCO with reasonable promptness; provided, however, that failure to give reasonably prompt notice to AIMCO shall not affect the indemnification obligations of AIMCO hereunder except to the extent that the failure to so notify has led to prejudice against AIMCO in such action, suit, proceeding or investigation. The Indemnitee shall have the right to retain counsel of its own choice to represent him; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with AIMCO and any counsel designated by AIMCO. AIMCO shall be liable only for any settlement of any claim against an Indemnitee made with AIMCO's written consent, which consent shall not be unreasonably withheld. AIMCO shall not, without the prior written consent of an Indemnitee, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to such Indemnitee of an unconditional release from all liability in respect of such claim.

                  (d) Before enforcing his rights under this Section 6.12, an Indemnitee must first demand indemnification from IPT pursuant to the indemnification provisions set forth in the IPT Charter, IPT Bylaws and any contractual arrangement between such Indemnitee and IPT. If, after ten business days from the date that such Indemnitee had requested indemnification from IPT pursuant to the indemnification provisions of the IPT Charter, IPT Bylaws and any contractual arrangement between such Indemnitee and IPT, IPT has not paid the Indemnitee's claim or satisfactorily responded to such Indemnitee's request, as reasonably determined by the Indemnitee, the Indemnitee shall be free to assert a claim for indemnification pursuant to this Section 6.12.

                  (e) Notwithstanding any other provision of this Agreement to the contrary, this Section 6.12 and Section 6.13 shall survive the consummation of the Merger and termination of this Agreement.

                  Section 6.13 Insurance. AIMCO and IPT agree that after the date hereof and until the Effective Time, IPT shall maintain in full force and effect, and AIMCO shall use its best efforts to cause IPT to maintain in full force and effect, directors', trustees' and officers' liability insurance covering the existing and Continuing Trustees, directors and officers of IPT and its Subsidiaries which is no less favorable than the insurance coverage which is in effect and covering such trustees, directors and officers on the date hereof. AIMCO further agrees that following the Effective Time, the Surviving Entity will maintain such insurance covering such persons, and each such person covered by such insurance immediately prior to the Effective Time shall be named as additional insureds.

                  Section 6.14 Conduct of IPT's Business Pending the Effective Time.

                  Each of IPT and AIMCO covenants and agrees that from the date of this Agreement until the Effective Time:

                  (a) IPT shall use its best efforts to maintain its listing on the American Stock Exchange;

                  (b) none of IPT, IPLP or any Controlled IPT Entity (as defined in Section 8.2) shall loan money to AIMCO or any Controlled AIMCO Entity (as defined in Section 8.2);

                  (c) neither IPT nor IPLP shall reclassify any of their respective equity securities or other interests or issue or authorize or propose the issuance of any other securities or interests in respect of, in lieu or, or in substitution for, their respective equity securities or other interests;

                  (d) neither IPT nor AIMCO shall cause the IPLP Limited Partnership Agreement to be amended, except with the prior consent of a majority of the Continuing Trustees, provided that IPLP may admit Additional Limited Partners (as defined the IPLP Limited Partnership Agreement) other than AIMCO or its affiliates to IPLP in accordance with the terms of the IPLP Limited Partnership Agreement without such consent;

                  (e) during such time as AIMCO controls (as such term is defined in the rules and regulations promulgated under Rule 12b-2 of the Exchange Act) IPT, neither IPT nor AIMCO shall cause IPT to make termination fee payments to IFG or any of its subsidiaries under sections 7.1(c), 7.2(c) or 7.2(d) of the IPLP Limited Partnership Agreement or benefit from the rights provided in Section 9.6 thereof;

                  (f) IPT shall duly and timely file all reports and other documents required to be filed pursuant to the Securities Act, the Exchange Act and the rules and regulations thereunder;

                  (g) IPT shall follow the same general policy as AIMCO in releasing and drafting its future press releases and such releases will include the AIMCO Collar Price (if determinable), the IPT Exchange Value and, if applicable, the future date through which AIMCO may elect to pay cash;

                  (h) AIMCO shall not, nor shall AIMCO permit any of its Subsidiaries to, willfully take any action that would result in a state of facts which would make the Merger impossible to be consummated or would result in a material breach of any provision of this Agreement or in any of its material representations and warranties set forth in this Agreement being untrue on and as of the Closing Date; provided, however, that AIMCO and its Subsidiaries (other than IPT) may issue securities, acquire securities or assets and otherwise act in the ordinary course of their business;

                  (i) all transactions between IPT, IPLP or any Controlled IPT Entity, on the one hand, and AIMCO or any Controlled AIMCO Entity, on the other hand, shall be on arms' length terms;

                  (j) IPT shall not increase its annual general and administrative expenses in excess of an annual increase based on the Consumer Price Index (with the amortization of restricted stock outstanding as of the date hereof being excluded from the definition of general and administrative expenses); and

                  (k) neither AIMCO nor any of its affiliates (as defined in Rule 12b-2 of the Exchange Act), directly or indirectly, shall bid for, purchase or attempt to induce any Person to bid for or purchase AIMCO Common Stock except in compliance with Regulation M and, treating the purchasing entity as the "issuer," Rule 10b-18 under the Exchange Act (a) from the fifth business day prior to the first day of the period in which the AIMCO Collar Price is determined until the last day of the period in which the AIMCO Collar Price is determined or (b) from the fifth business day prior to the first day of the period in which the AIMCO Reference Price is determined until the last day of the period on which the AIMCO Reference Price is determined. AIMCO shall report the volume, dates and prices of such purchases to IPT's Secretary weekly.

                                  ARTICLE VII

                                   CONDITIONS

                  Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

                  (a) Shareholder Approval. The IPT Shareholders' Approval shall have been obtained on or prior to the Closing Date.

                  (b) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consumma tion of the Merger shall have been issued and be continuing in effect.

                  (c) No Change in Law. The Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation adopted or amended after the date hereof.

                  (d) Effectiveness of Registration Statement. If the Merger Consider ation to be issued pursuant to Section 2.1 consists of any shares of AIMCO Common Stock, (i) the Registration Statement shall continue to be effective under the Securities Act at the Effective Time, and no stop order suspending such effectiveness shall be in effect, and (ii) all applicable time periods required under the Exchange Act following the mailing of the Information Statement/Prospectus to IPT Shareholders shall have elapsed.

                  Section 7.2 Additional Conditions to Obligation of IPT to Effect the Merger. The obligation of IPT to effect the Merger shall be further subject to the satisfaction of the following conditions, unless waived by a majority of the Continuing Trustees of the IPT Board in writing.

                  (a) Fairness Opinion. As of the Closing Date, the opinion of Lehman Brothers Inc. referred to in Section 4.8 shall not have been withdrawn.

                  (b) Representations and Warranties. If the Merger Consideration is to be comprised in whole or in part of AIMCO Common Stock, the representations and warranties of AIMCO contained in Article V which are qualified as to materiality shall be true and correct, and all other representations and warranties of AIMCO contained in this Agreement shall be true and correct, in all material respects, in each case (i) on and as of the date hereof and (ii) at and as of the Effective Time with the same effect as though such representations and warranties had been made at and as of the Effective

Time (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time); provided that this condition to the obligation of IPT to consummate the Merger shall be deemed satisfied if the aggregate losses, costs, damages and expenses to IPT due to breaches of such representations and warranties (without giving effect to any materiality qualification or standard contained in any such representations and warranties), when aggregated with failures to comply with covenants by AIMCO and AIMCO Material Adverse Effects, does not exceed $50.0 million.

                  (c) Performance of Obligations of AIMCO. If the Merger Consider ation is to be comprised in whole or in part of AIMCO Common Stock, each of AIMCO and the AIMCO Subsidiaries shall have performed, in all respects, all obligations set forth in Sections 6.10, 6.13, 6.14(d) and 6.14(k).

                  (d) AIMCO Officer's Certificate. If the Merger Consideration is to be comprised in whole or in part of AIMCO Common Stock, IPT shall have received a certificate signed by the President of AIMCO, dated as of the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Sections 7.2(b) and (c) have been satisfied.

                  (e) AIMCO REIT Opinion. If the Merger Consideration is to be comprised in whole or in part of AIMCO Common Stock, IPT shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to AIMCO, dated as of the Closing Date, substantially in the form attached hereto as Exhibit 7.2(e).

                  (f) AIMCO Reorganization Opinion. If the Merger Consideration is to be comprised in whole or in part of AIMCO Common Stock, IPT shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to AIMCO, dated as of the Closing Date, substantially in the form attached hereto as Exhibit 7.2(f) or such revised opinion as contemplated by Section 1.1 which is reasonably satisfactory to a majority of Continuing Trustees and their counsel; provided, however, that if AIMCO is unable to deliver either opinion, the Merger Consideration shall include only cash, regardless of any Cash Election Notice to the contrary.

                  (g) AIMCO Corporate Law Opinion. IPT shall have received an opinion, dated as of the Closing Date, substantially in the form attached hereto as Exhibit 7.2(g) from counsel mutually satisfactory to the parties hereto.

                  Section 7.3 Additional Conditions to Obligation of AIMCO to Effect the Merger. The obligation of AIMCO to effect the Merger shall be further subject to the satisfaction of the following conditions, unless waived by AIMCO in writing:

                  (a) Representations and Warranties. The representations and warranties of IPT contained in Article IV which are qualified as to materiality shall be true and correct and all other representations and warranties of IPT contained in this Agreement shall be true and correct, in all material respects, on and as of the date hereof; provided that this condition to the obligation of AIMCO to consummate the Merger shall be deemed satisfied if the aggregate loss, cost, damage or expense to AIMCO due to breaches of such representations and warranties (without giving effect to any materiality qualification or standard contained in any such representations and warranties) does not exceed $50.0 million.

                  (b) REIT Opinion. The opinion of Akin, Gump, Strauss, Hauer and Feld, L.L.P., counsel to IPT, dated and delivered to AIMCO on the date hereof, receipt of which is hereby acknowledged by AIMCO, shall not have been withdrawn on the basis solely of facts existing as of the date hereof.

                  (c) Opinion of IPT's Counsel. The opinion of Miles & Stockbridge, counsel to IPT, dated and delivered to AIMCO on the date hereof, receipt of which is hereby acknowledged by AIMCO, shall not have been withdrawn on the basis solely of facts existing as of the date hereof.


                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

                  Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the IPT Shareholders' Approval contemplated by this Agreement:

                  (a) by mutual written consent of a majority of the Continuing Trustees and the AIMCO Board; or

                  (b) by AIMCO, by written notice to each of the Continuing Trustees, if the Effective Time shall not have occurred on or before December 31, 2001; or

                  (c) by a majority of the Continuing Trustees, on behalf of IPT, by written notice to AIMCO, if:

                           (i) the Effective Time shall not have occurred on or before December 31, 2001;

                           (ii) a majority of the Continuing Trustees shall determine in good faith that any proposal by or offer from any Person relating to any (A) acquisition of a substantial amount of assets of IPT or IPLP or any of the outstanding IPT Shares or IPLP partnership interests, (B) offer to purchase outstanding IPT Shares or IPLP partnership interests or (C) merger, consolida tion, business combination, sale of substantially all assets, recapitalization, liquidation or similar transaction involving IPT or IPLP, other than the transac tions contemplated by this Agreement (an "Alternative Proposal"), constitutes a proposal that is reasonably likely to be consummated and would, if consummated, result in a transaction which is more favorable, from a financial point of view, to IPT Shareholders than the transactions contemplated by this Agreement (a "Superior Proposal"); provided, however, that the Continuing Trustees may not terminate this Agreement pursuant to this Section 8.1(c)(ii) unless
         (x) five days shall have elapsed after delivery to AIMCO of a written notice of such determina tion by the Continuing Trustees and at all reasonable times during such five-day period the Continuing Trustees shall have cooperated with AIMCO in informing AIMCO of the terms and conditions of such Alternative Proposal and the identity of the person or group making such Alternative Proposal, with the objective of providing AIMCO a reasonable opportunity, during such five-day period, to propose a modification of the terms and conditions of this Agreement so that a business combination between IPT and AIMCO may be effected, (y) during such five-day period, the Continuing Trustees negotiate in good faith with AIMCO with respect to such proposed modifications, and (z) at the end of such five-day period, a majority of the Continuing Trustees continues to believe in good faith that such Alternative Proposal constitutes a Superior Proposal; or

                           (iii) AIMCO has taken any action that constitutes an anticipa tory repudiation of this Agreement and has failed to cure such action within 10 days from receipt of notice (whether written or oral) from a majority of the Continuing Trustees.

                  Section 8.2 Effect of Termination. In the event of termination of this Agreement by either IPT or AIMCO pursuant to Section 8.1, the effects and conse quences of such termination, and relative rights and obligations of the parties as a result thereof, shall be as set forth in this
Section 8.2 and in the IPT Bylaws.

                  (a) Certain Definitions. As used in this Agreement, the following terms have the following meanings:

                           "AIMCO Termination Reference Price" means the
average price (computed based on the sum of the high and low sales prices of AIMCO Common Stock (as reported in the NYSE Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source) divided by two) of a share of AIMCO Common Stock during the ten consecutive NYSE trading day period ending on and including the Termination Date.

                           "AIMCO Termination Share Value" means (i) the AIMCO
Termination Reference Price, if the Termination Date is on or prior to December 31, 1998, or (ii) the lesser of the AIMCO Collar Price or the AIMCO Termination Reference Price, if the Termination Date is on or after January 1, 1999.

                           "Control" has the meaning specified in Rule 12b-2 of
the Exchange Act.

                           "Controlled AIMCO Entity" means AIMCO and each
Person which, as of or after the date of this Agreement, is or becomes directly or indirectly Controlled by AIMCO.

                           "Controlled IPT Entity" means any Person which, as
of or after the date of this Agreement, is or becomes directly or indirectly Controlled by IPT, other than IPLP and each wholly-owned Subsidiary of IPT or IPLP.

                           "Covered IPT Assets" means any and all (i)
securities, assets (whether real or personal, tangible or intangible) and other things of value acquired by any Controlled AIMCO Entity from any of IPT, IPLP or any wholly-owned Subsidiary of IPT or IPLP at any time prior to the Termination Date (including prior to the Insignia Merger) and (ii) cash and non-cash distributions received in respect of the foregoing, together, in the case of cash distributions, with a return thereon at an annual rate of 10%, com pounded annually, from the date of receipt thereof through the Termination Date; provided that to the extent any item which would have otherwise constituted a Covered IPT Asset has been sold or otherwise disposed of, the consideration received therefor, together with interest on any cash portion thereof on the same basis, shall be substituted for such item.

                           "Covered Third-Party Assets" means any and all of
the following acquired by any Controlled AIMCO Entity from any Person other than IPT, IPLP or a wholly-owned Subsidiary of IPT or IPLP at any time prior to the Termination Date (including prior to the Insignia Merger): (i) equity securities or debt securities of, or other ownership interests in or indebtedness of, any Controlled IPT Entity; (ii) assets, whether real or personal, tangible or intangible, of any Controlled IPT Entity; (iii) any other thing of value acquired from a Controlled IPT Entity; and (iv) cash and non-cash distributions received in respect of the foregoing, together, in the case of cash distributions, with a return thereon at an annual rate of 10%, compounded annually, from the date of receipt thereof through the Termination Date; provided that to the extent any item which would have otherwise constituted a Covered Third-Party Asset has been sold or otherwise disposed of, the consideration received therefor, together with interest on any cash portion thereof on the same basis, shall be substituted for such item.

                           "IPT Unwind Consideration" means any and all (i)
consideration delivered to IPT, IPLP and wholly-owned Subsidiaries of IPT and IPLP in exchange for the Covered IPT Assets, and (ii) cash and non-cash distributions received in respect of the foregoing, together, in the case of cash distributions, with a return thereon at an annual rate of 10%, compounded annually, from the date of receipt thereof through the Termination Date; provided that to the extent any item which would have otherwise constituted IPT Unwind Consideration has been sold or otherwise disposed of, the consideration received therefor, together with interest on any cash portion thereof on the same basis, shall be substituted for such item.

                           "IPT Security" means, at the option of the
recipients, either an IPT Share or a Common Partnership Unit (as defined in the IPLP Limited Partnership Agreement).

                           "IPT Termination Share Value" means an amount equal
to the IPT Exchange Value, divided by the AIMCO Termination Share Value, multiplied by the AIMCO Termination Reference Price.

                           "IPT Unwind Consideration" means the issuance to
AIMCO (or its designee) of a number of fully paid, validly issued and non-assessable IPT Securities equal to the Termination Purchase Price divided by the IPT Termination Share Value.

                           "IPT Unwind Consideration Price" means the
consideration originally paid or delivered by AIMCO or its affiliates to IPT or its affiliate together with all distributions received with respect thereto together, in the case of a cash distribution, with interest thereon at an annual rate of 10%, compounded annually; provided that to the extent any such consideration has been sold or otherwise disposed of, the consider ation received therefor, together with interest on any cash portion thereof on the same basis, shall be substituted for such consideration.

                           "Termination Date" means the date on which this
Agreement is terminated pursuant to Section 8.1.

                           "Third-Party Unwind Consideration" means a number of
fully paid, validly issued and non-assessable IPT Securities equal to the Third-Party Unwind Price divided by the IPT Termination Share Value.

                           "Third-Party Unwind Price" means the aggregate fair
value of the consideration originally paid or delivered by the applicable Controlled AIMCO Entity in exchange for the Covered Third-Party Assets, plus interest thereon at an annual rate of 10%, compounded annually, from the date of acquisition through the Termination Date, minus the aggregate fair value of all cash and non-cash distributions received in respect of the Covered Third-Party Assets, minus interest on the amount of cash distributions at an annual rate of 10%, compounded annually, from the date of receipt through the Termination Date; provided that to the extent any such consideration has been sold or otherwise disposed of, the consideration received therefor, together with interest on any cash portion thereof on the same basis, shall be substituted for such consideration.

                  (b) "Third-Party Unwind". As soon as practicable after such termination, AIMCO shall transfer and assign to IPT or IPLP, as appropriate, all of the Covered Third-Party Assets, in exchange for which IPT or IPLP, as appropriate, shall issue to AIMCO (or its designee) the Third-Party Unwind Consideration, provided that equal cash amounts due from each party may be netted out.

                  (c) "IPT Unwind". As soon as practicable after such termination, AIMCO shall assign and transfer to IPT, IPLP of the wholly-owned Subsidiary or IPT or IPLP, as applicable, all of the Covered IPT Assets, in exchange for which IPLP shall return to the applicable Controlled AIMCO Entity the applicable IPT Unwind Consider ation, provided that equal cash amounts due from each party may be netted out.

                  (d) Limitation on Liability; Survival. Except as set forth in this Section 8.2, there shall be no liability on the part of either IPT or AIMCO or their respective officers, trustees or directors hereunder after a termination, except that (i) the foregoing limitation on liability shall not apply with respect to any party whose breach of any representation, warranty, covenant or agreement is reason for such termination, and (ii) in all events, in addition to the provisions of Section 9.1, Sections 6.7, 6.10, 6.12, 6.13,
9.10 and this Section 8.2 hereof shall survive such termination.

                  Section 8.3 Amendment. This Agreement may be amended, at any time before or after the IPT Shareholders' Approval has been obtained and prior to the Effective Time, only by a written instrument signed by AIMCO and a majority of the Continuing Trustees, on behalf of IPT; provided, however, that after the IPT Sharehold ers' Approval has been obtained, no such amendment shall, without the further approval of the IPT Shareholders, (a) alter or change the amount or type of Merger Consideration or any proceedings relating to the treatment of IPT Shares under
Article II hereof or (b) alter or change any of the other terms and conditions of this Agreement if such alterations or changes, individually or in the aggregate, would adversely affect the rights of holders of IPT Shares.

                  Section 8.4 Waiver. At any time prior to the Effective Time, AIMCO or IPT, acting pursuant to the decision of a majority of the Continuing Trustees may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein, to the extent permitted by applicable law. Any agreement on the part of a party to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party, provided that in order for a waiver by IPT to be valid and effective, such instrument must be signed by a majority of the Continuing Trustees.


                                   ARTICLE IX

                               GENERAL PROVISIONS

                  Section 9.1 Survival of Representations and Warranties. In addition to the provisions of Section 8.2, the representations and warranties contained in this Agreement shall not survive the Effective Time, except for
(i) Section 5.6, which shall remain in effect until one year after the Effective Time and shall survive the consummation of the Merger and the termination of this Agreement (ii) Sections 6.14(e), which shall survive the termination of this Agreement, indefinitely, and (iii) the third sentence of
Section 5.2, which shall survive the consummation of the Merger indefinitely.

                  Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) one business day after delivered to a reputable overnight courier service or (c) when sent via facsimile (which is confirmed by copy sent within one business day by a reputable overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      If to IPT, to:

                           Insignia Properties Trust
                           375 Park Avenue, Suite 3401

                           New York, New York 10152
                           Attn: Jeffrey P. Cohen
                           Facsimile: (212) 980-8544
                           Telephone: (212) 750-6070

                           with a copy (which shall not constitute notice) to:

                           Proskauer Rose LLP
                           1585 Broadway
                           New York, New York  10036
                           Attn: Arnold S. Jacobs
                           Facsimile: (212) 969-2900
                           Telephone: (212) 969-3210

                  (b)      If to AIMCO, to:

                           Apartment Investment and Management Company
                           1873 South Bellaire Street, 17th Floor
                           Denver, Colorado 80222
                           Attn:  Peter K. Kompaniez
                           Facsimile:  (303) 757-8735
                           Telephone:  (303) 757-8101

                           with a copy (which shall not constitute notice) to:

                           Skadden, Arps, Slate, Meagher & Flom, LLP
                           300 South Grand Avenue, Suite 3400
                           Los Angeles, California  90071
                           Attn:  Michael V. Gisser
                           Facsimile:  (213) 687-5600
                           Telephone:  (213) 687-5000

                  Section 9.3 Adjustment for Dilution. All references in this Agreement to per share amounts and prices shall be equitably adjusted to take into account any splits, combinations, equity dividends, reclassifications and similar transactions, such that no party or IPT Shareholder is any better or worse off than they would have been had such transaction not occurred.

                  Section 9.4 Entire Agreement. This Agreement and the schedules hereto constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  Section 9.5 Assignment. This Agreement may not be assigned by either party and any attempted assignment shall be void and of no effect.

                  Section 9.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND SECTION 327(b) OF THE NEW YORK CIVIL PRACTICE LAWS AND RULES, EXCEPT TO THE EXTENT THAT SECTIONS 1.1, 1.2, 1.3, 1.4 AND 2.1(b) AND
(c) ARE EXPRESSLY GOVERNED BY OR DERIVE THEIR AUTHORITY FROM THE MGCL OR MCAA.

                  Section 9.7 Interpretation. When reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  Section 9.8 Counterparts; Effect. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  Section 9.9 Parties' Interest. This Agreement shall be binding upon each party hereto and shall inure solely to the benefit of each party hereto and the IPT Shareholders. Nothing in this Agreement, express or implied, is intended to confer upon any third party, other than the IPT Shareholders, any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  Section 9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions, in addition to any other remedy to which they are entitled at law or in equity, to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement in any federal or state court located in the County of New York, State of New York. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court located in the County of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the County of New York.

                  Section 9.11 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circum stances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                  Section 9.12 Letter Agreement. The letter agreement, dated October 14, 1997, as amended by the letter dated March 2, 1998, between AIMCO and IFG, if it has been terminated, shall be reinstated each time AIMCO breaches any of its obligations under Section 6.12, whereupon it shall remain in effect for a period of two years from the date of breach, insofar as such agreement applies to Controlled IPT Entities.

                  Section 9.13 Knowledge. As used herein, the "knowledge"of IPT or any IPT Subsidiary shall mean the actual knowledge of any of Andrew L. Farkas, James A. Aston, Frank M. Garrison, Ronald Uretta or Jeffrey P. Cohen, and the "knowledge" of AIMCO or any AIMCO Subsidiary shall mean the actual knowledge of any of Terry Considine, Peter Kompaniez, Patrick Foye, Thomas M. Toomey or (with respect to property-related matters only) Harry G. Alcock.

                  Section 9.14 Breaches. Notwithstanding any other provision herein, if at the time of execution of this Agreement AIMCO has actual knowledge of a breach of any representation or warranty by IPT, or IPT has actual knowledge of a breach of any representation or warranty by AIMCO, such party shall be deemed to have waived such breach to the extent of its actual knowledge of such breach at such time.

                                   * * * * *

                  IN WITNESS WHEREOF, AIMCO and IPT have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                         APARTMENT INVESTMENT AND
                                         MANAGEMENT COMPANY

                                         By:
                                            ------------------------------
                                             Name:
                                             Title:


                                         INSIGNIA PROPERTIES TRUST

                                         By:
                                            ------------------------------
                                             Name:
                                             Title: